Exhibit 23.3

CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.

We hereby consent to the use of our name in the Registration Statement on Form F-3 of Adecoagro S.A. and any amendments thereto (the “Registration Statement”) and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2013 prepared for Adecoagro S.A., wherever appearing in the Registration Statement, including but not limited to our company under the heading “Business” in the Registration Statement.

Dated: December 6th, 2013

Cushman & Wakefield Argentina S.A.

By:	/s/ Julio C. Speroni
Name:	Julio C. Speroni
Title:	Valuation Manager